Exhibit 10.6

July 25, 2025

George Oliva

Chief Financial Officer RYVYL Inc.

3131 Camino Del Rio North, Suite 1400 San Diego, CA 92108

RE:	M&A Advisory Agreement

1.	Relationship.

A. We are pleased that RYVYL Inc., a Nevada corporation (together with its parents, subsidiaries and affiliates, the “Company”) has decided to engage Maxim Group LLC (“Maxim”) pursuant to this agreement (this “Agreement”) which the parties intend to be effective as of July 25, 2025 (the “Effective Date”), as its non-exclusive advisor with respect to providing general financial advisory, capital raising, and investment banking services in connection with a Transaction (as defined hereinafter) with a to-be-determined entity(s) either (i) introduced by Maxim or (ii) introduced to Maxim by the Company to be set forth on Exhibit B of this Agreement (collectively referred to herein as “Target(s)”). Exhibit B may be updated from time to time by mutual agreement between Maxim and the Company. Notwithstanding anything to the contrary contained herein, the Company and Maxim hereby agree that none of S8 Global Fintech & Regtech Fund or any of its subsidiaries or affiliates shall be deemed to be a Target for the purposes of this Agreement.

During the Term of this Agreement and as requested by the Company, Maxim may provide certain or all of the following services (collectively referred to herein as the “Advisory Services”) in connection with a potential Transaction(s):

(i)	Advise, identify and/or negotiate with a potential Targets(s) regarding a reverse merger or any other Transaction (as defined hereinafter);

(ii)	facilitate meetings between the Company and potential Targets and supervise the exchange of due diligence material between the parties to a potential Transaction subject to the execution of a non-disclosure agreement between Maxim, the Target, and the Company;

(iii)	advise the Company on the structuring of a potential Transaction;

(iv)	assist the Company’s legal counsel in the drafting of a letter of intent between the Company and the Target(s);

(v)	negotiate with a potential Target on behalf of, and in conjunction with, the Company through the Closing of a Transaction;

(vi)	analyze and assist the Company with respect to potential financing alternatives; and

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(vii)	provide such other financial advisory and investment banking services upon which the parties may mutually agree.

The parties agree and acknowledge that the Company will not directly or through others negotiate a Transaction with a Target. The parties agree that the Success Fee (as defined below) is payable regardless of whether Maxim procured or participated in the Transaction with a Target listed on Exhibit B.

B. The parties understand and agree that, during the Term of this Agreement, Maxim shall be required to perform only such tasks as may be reasonably requested by the Company in connection with the Advisory Services and therefore may not necessarily perform all the tasks listed above.

The parties further understand that Maxim’s tasks may not be limited to those listed in this paragraph and that additional tasks may be included, as mutually agreed by the parties. The parties further understand that Maxim will cease performing activities in connection with the services to be provided hereunder upon the Company’s request from time to time.

C. It is expressly understood and agreed by both parties that the Company will not utilize the Advisory Services performed by Maxim for any purpose other than that which is specifically contemplated by this Agreement, and that Maxim’s Advisory Services are confidential and shall not in no way be communicated to any third party(s) interested in engaging in a Transaction except to the extent that such disclosure is required by law, including the federal securities laws, rule, regulation, the Securities and Exchange Commission (“SEC”) or any self-regulatory organization or stock exchange requirement or judicial or administrative process (each, a “Legal Requirement”). For the point of further clarification, it is further understood and agreed by the parties to this Agreement that the Advisory Services do not contemplate the rendering by Maxim of a fairness opinion for use in any filing with the Securities and Exchange Commission or any proxy materials to be sent to the Company’s shareholders. The Company shall not use any of the materials prepared by Maxim for any purpose other than internal use without the express written consent and approval of Maxim except to the extent such use is required to enable the Company to comply with its obligations under any applicable Legal Requirement.

Notwithstanding anything contained herein, the Company understands and agrees that Maxim shall not provide “proxy solicitation” services to the Company and shall not be recommending to shareholders of the Company the manner in which such shareholders should vote with respect to any Transaction.

D. As used in this Agreement, the term “Transaction” shall mean, the following: (i) the acquisition of stock, options, warrants or other securities or rights to acquire stock (a) constituting a majority of the then outstanding common stock of a Target(s) or (b) possessing a majority of the then outstanding voting power of a Target(s); (ii) any similar purchase or other acquisition of a majority of the total equity interest in a Target by the Company; (iii) a merger, acquisition, reverse takeover, reverse merger, business combination, or consolidation involving the Company and a Target(s); (iv) the acquisition by the Company of any of the businesses or assets of a Target(s); (v) the formation of a joint venture or partnership between the Company and Target(s); or (vi) an acquisition of a majority of the Company by a strategic partner or other similarly situated entity. As used in this Agreement, the term “Closing” shall mean: (i) for a Transaction, the consummation of the Transaction pursuant to the definitive written agreement with respect to such Transaction; and/or (ii) for a Financing (defined hereinafter) the disbursement of proceeds or the receipt by the Company of proceeds in connection with the Financing. Notwithstanding the above, in the event the Closing shall occur in separate tranches, Maxim shall receive the Financing cash fee out of proceeds received by the Company when the Company actually receives such proceeds.

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2. Term of Agreement. This Agreement and the engagement of Maxim hereunder shall continue for a period ending the earlier of (i) the consummation of a Transaction and (ii) six (6) months after the Effective Date (such period, subject to earlier termination in accordance with this Section Error! Reference source not found., the “Term”); provided, that either Maxim or the Company may terminate this Agreement at any time (by providing written notice to the other party in the event that the other party has breached this agreement in any material respect and failed to cure such breach within ten (10) days after receipt of written notice of such material breach from the terminating party (a “Cause Termination”). Upon the termination or expiration of this Agreement, neither party will have any continuing liability or continuing obligation hereunder, except that (i) Maxim shall nonetheless be entitled to receive all amounts due to Maxim in consideration for services rendered hereunder by Maxim to the extent provided in Section Error! Reference source not found. hereof, (ii) the terms and provisions of Sections Error! Reference source not found. through 21 (including Exhibit A hereto) shall survive the termination or expiration of this Agreement and (iii) termination or expiration of this Agreement shall not relieve a party of liability for breach of this Agreement prior to such termination or expiration.

3. Fees.

A. If the Company Closes a Transaction with one or more Targets during either (i) the Term, or (ii) except in the case of a Cause Termination, in each case by the Company (in which case, no Success Fee shall be payable), at any time during a period of nine (9) months following the Term (the “Tail Period”), then the Company (and any successor thereto) shall pay to Maxim, upon Closing of each Transaction(s), a fee equal to three percent (3.0%) (the “Success Fee”) of the Enterprise Value of the Target(s), as such term is defined herein; provided, however, that no such Success Fee shall be payable in the case of a Cause Termination by the Company. Half of the Success Fee shall be payable in cash and half shall be payable in common stock of the post-Transaction Company (“Common Stock”). The portion of the Success Fee paid in Common Stock shall be issued to Maxim at the same price per share and/or exchange ratio as Common Stock issued as consideration in a Transaction. For the sake of clarity, in the event of a Transaction in which the Target is determined to have an Enterprise Value of $100.0 Million, the Success Fee will be $3.0 Million ($100M * 3.0%). To the extent permissible under law, the shares of Common Stock that comprise the Success Fee will be registered in connection with the Closing of the Transaction. If such Common Stock that comprises the Success Fee cannot be registered in connection with the Transaction for regulatory reasons, Maxim shall be afforded demand and piggyback registration rights with respect to the Common Stock that are reasonable and customary for like transactions. Upon registration, the Common Stock shall be unrestricted and freely tradeable, and the Company shall promptly take all necessary steps to ensure that its transfer agent effects immediate delivery of the unrestricted (“clean”) Common Stock to Maxim Partners LLC (or its designees). In no event shall any obligations of the Company to pay fees or any other compensation to any other advisor or any other person in connection with any Transaction reduce the Success Fee and other expenses payable by the Company to Maxim under this Agreement.

For the purposes hereof, the term “Enterprise Value” shall mean, with respect to the Target, the sum of its fully diluted equity value (inclusive of e.g., shares, options, warrants, convertible securities etc.), total debt, preferred equity and minority interest, less total cash and cash equivalents. Enterprise Value shall also include any earn-out structures, escrow payments, any payments in consideration for any non-compete covenants, future contractual or contingent payments, and all other consideration paid or to be paid to the Target or its shareholders in connection with the Transaction. The Success Fee for all amounts retained or amounts placed in escrow as a holdback shall be due at closing of the Transaction; the Success Fee with respect to any earn-out shall be due upon the achievement of each milestone.

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B. The Company may engage Maxim, at the Company’s request and in its sole discretion, to assist the Company in arranging and/or structuring financing of the Transaction(s) (a “Financing”) during the Term. In the event Maxim undertakes a Financing for the Company in connection with a Transaction, the parties will agree that they will enter into a separate letter of engagement memorializing the terms and conditions of such an engagement. In addition, the Company agrees that if during the Term of this Agreement, or within nine (9) months from the effective date of the termination of this Agreement, if the Company enters into a Financing with parties introduced by Maxim, then, if any such Financing is consummated, the Company pay to Maxim a fee for a Financing in accordance with the Fee Schedule in accordance with Section 3(B)(i-iii) (the “Transaction Tail Fee”). For the sake of clarity, in the event that Maxim is entitled to a “tail fee” pursuant to both the Transaction Tail Fee and a “tail fee” obligation pursuant to a separate agreement between Maxim and the Company, only one such “tail fee” shall be owed to Maxim. Such fees shall be payable to Maxim in cash at the Closing or Closings of the Financing and will be memorialized under a seperate agreement. For any Financing as contemplated by this Agreement, the Company shall pay to Maxim:

i.	For equity, equity-linked or convertible securities (i) a cash fee payable at the Closing equal to seven percent (7.0%) of the gross proceeds received by the Company at each Closing;

ii.	For an ATM or equity line a cash fee payable at the Closing equal to three and one half percent (3.5%) of the gross proceeds received by the Company at each Closing;

iii.	For any Financing, the Company agrees to reimburse Maxim for, or otherwise pay and bear, the reasonable and documented out-of-pocket expenses and fees to be paid and borne by Maxim for the full amount of its accountable expenses (which shall include, but shall not be limited to, all fees and disbursements of Maxim’s counsel, travel, lodging and other “road show” expenses, mailing, printing and reproduction expenses, and any expenses incurred by Maxim in conducting its due diligence, including background checks of the Company’s officers and directors), less any advances and amounts previously paid to Maxim in reimbursement for such expenses, up to the agreed upon maximum of $100,000 for a registered Financing and $65,000 for a non-registered Financing if the Financing Closes, and up to a maximum of $25,000 in the event that a Financing does not Close (collectively the “Financing Expenses").

4. Reserved.

5. Independent Contractor. The parties agree that Maxim is acting solely as an independent contractor under this Agreement. Maxim is not authorized to make any representations, warranties, covenants or commitments of any nature whatsoever on behalf of the Company, unless it has obtained the previous authorization of the Company in writing.

6. Future Rights. Upon the Closing of a Transaction or Financing, for a period of nine (9) months from such Closing, the Company (and any successor thereto) grants Maxim the right of first refusal to act as sole managing underwriter and sole book runner, sole placement agent, or sole sales agent, for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings for which the Company retains the service of an underwriter, agent, advisor, finder or other person or entity in connection with such offering during such nine (9) month period of the Company (and any successor thereto). The Company shall not offer to retain any entity or person in connection with any such offering on terms more favorable than terms on which it offers to retain Maxim. Such offer shall be made in writing in order to be effective. Maxim shall notify the Company within ten (10) business days of its receipt of the written offer contemplated above as to whether it agrees to accept such retention. If Maxim should decline such retention, the Company shall have no further obligations to Maxim with respect to the offering for which it has offered to retain Maxim, except as otherwise provided for herein.

7. Indemnification. The Company agrees to indemnify and hold harmless the Indemnified Parties in accordance with the terms set forth in Exhibit A of this letter.

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8. Confidentiality. During the Term of this Agreement, the Company agrees to cooperate with Maxim and to furnish, to Maxim, any and all information and data concerning the Company and a proposed Transaction that Maxim deems necessary for the rendering of its services hereunder.

The Company agrees that any information or advice rendered by Maxim or its representatives in connection with its engagement hereunder is solely for the Company’s confidential use in connection with its evaluation of a Transaction. Except as otherwise required by Legal Requirement, the Company will not, and will not permit any third party to, disclose or otherwise refer to such advice or information without Maxim’s prior written consent.

Maxim shall keep confidential all non-public information (“Information”) provided to it by or on behalf of the Company. For purposes of this paragraph, the term Information shall not include information that: (a) is, at the time of disclosure, or subsequently, enters the public domain without a breach by Maxim of any obligation owed to the Company; (b) became known to Maxim prior to the Company’s disclosure of such Information to Maxim; or (c) became known to Maxim from a source other than the Company, and other than by the breach of an obligation of confidentiality owed to the Company. The Company and Maxim acknowledge and agree that this Agreement and the terms of this Agreement are confidential and will not be disclosed to anyone other than the officers and directors of either Maxim or the Company and the Company’s accountants and legal counsel.

9. Certain Representations and Warranties of the Company. The Company represents and warrants to Maxim that neither the execution of this Agreement nor the Closing of any Transaction provided in this Agreement will conflict with or result in a breach of any of the terms and provisions of, or constitute a default (or an event which with notice or the lapse of time, or both, would constitute a default) under, or result in the creation or imposition of any lien, or encumbrance upon any property or assets of the Company pursuant to any oral or written agreement, understanding or arrangement to which the Company or its affiliates is a party.

10. Disclaimers. The Company agrees that any and all decisions, acts, actions, or omissions with respect to the Target and any Transaction shall be the sole responsibility of the Company, and that the performance by Maxim of services hereunder will in no way expose Maxim to any liability for any such decisions, acts, actions or omissions of the Company.

11. Choice of Law; Arbitration. This Agreement shall be enforced, governed by and construed in accordance with the laws of New York without regard to principles of conflict of laws. Any controversy between the parties to this Agreement shall be resolved by arbitration before the American Arbitration Association (“AAA”) in New York City. The foregoing arbitration agreement should be read in conjunction with these disclosures:

(a)	ARBITRATION IS FINAL AND BINDING ON THE PARTIES;

(b)	THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL;

(c)	PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDING; AND

(d)	THE ARBITRATORS’ AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDING OR LEGAL REASONING AND ANY PARTY’S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

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ARBITRATION AGREEMENT. ANY AND ALL CONTROVERSIES, DISPUTES OR CLAIMS BETWEEN MAXIM AND THE COMPANY AND/OR THEIR RESPECTIVE AGENTS, REPRESENTATIVES, EMPLOYEES, DIRECTORS, OFFICERS OR CONTROL PERSONS, ARISING OUT OF, IN CONNECTION WITH, FROM OR WITH RESPECT TO (a) ANY PROVISIONS OF OR THE VALIDITY OF THIS AGREEMENT OR ANY RELATED AGREEMENTS, (b) THE RELATIONSHIP OF THE PARTIES HERETO, OR (c) ANY CONTROVERSY ARISING OUT OF THE COMPANY’S BUSINESS SHALL BE CONDUCTED PURSUANT TO THE COMMERCIAL ARBITRATION RULES OF AAA. THE ARBITRATION SHALL BE CONDUCTED IN NEW YORK, NEW YORK. THE DECISION AND AWARD OF THE ARBITRATOR(S) SHALL BE CONCLUSIVE AND BINDING UPON ALL PARTIES, AND ANY JUDGMENT UPON ANY AWARD RENDERED MAY BE ENTERED IN A COURT HAVING JURISDICTION THEREOF, AND NEITHER PARTY SHALL OPPOSE SUCH ENTRY.

12. Parties. The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the Indemnified Parties (defined in Exhibit A) hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, neither Maxim nor the Company shall assign any of its obligations hereunder without the prior written consent of the other party. Nothing in this Agreement, expressed or implied, is intended to confer or does confer on any person or entity other than the parties hereto and their respective successors and assigns and, to the extent expressly set forth herein, the Indemnified Parties, any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by Maxim hereunder.

13. Severability. If provision of this Agreement shall for any reason be determined to be void or unenforceable, any such provision shall be curtailed and limited only to the extent necessary for the remaining terms and provisions to have full force and effect.

14. Review by Counsel. This Agreement has been reviewed by the signatories hereto and their counsel.

15. Credit. Maxim may, at its own expense and following public announcement of the Transaction, place announcements in financial and other newspapers and periodicals describing its services in connection with the Transaction. The content of any such announcement shall be subject to the Company’s prior written approval. The Company agrees not to unreasonably withhold or delay such approval.

16. Survival of Certain Provisions. The provisions of Sections 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 16, 17, 18 and this Section 16, shall survive any termination of this Agreement.

17. Limitation of Liability. Maxim and the Company further agree that neither Maxim nor any other Indemnified Party shall have any liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the Advisory Services rendered herein, except for losses, fees, damages, liabilities, costs or expenses that arise out of or are based on any action of or failure to act by Maxim and that are finally and fully judicially determined to have resulted solely from the gross negligence or willful misconduct of Maxim or any other Indemnified Party.

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18. Entire Agreement; Modification. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings or agreements with respect thereto. This Agreement may not be altered, amended, changed or modified, nor can any of its provisions be waived, except by written amendment signed by both parties hereto. Any waiver or any breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or of any other term or condition, nor shall any failure to insist upon strict performance or to enforce any provision hereof on any one occasion operate as a waiver of such provision or of any other provision hereof or a waiver of the right to insist upon strict performance or to enforce such provision or any other provision on any subsequent occasion.

19. Counterparts. This Agreement may be executed in counterparts and by facsimile, each of which, when taken together, shall constitute one and the same agreement.

20. Notices. All notices provided hereunder shall be given in writing and will be effective when delivered (i) in person, (ii) three (3) business days after being sent via registered or certified U.S. Mail, prepaid and return receipt requested, (iii) one (1) business day after being sent prepaid by reputable, nationally recognized overnight courier service or (iv) via email, with affirmative confirmation of receipt, in any case, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing in accordance with the requirements of this Section 20:

If to Maxim, to:

Maxim Group LLC

300 Park Ave., 16th Floor

New York, New York 10022

Attention: James E. Siegel, General

Counsel Fax No. (212) 895-3860

If to the Company, to:

George Oliva

Chief Financial Officer

RYVYL Inc.

3131 Camino Del Rio North, Suite 1400

San Diego, CA 92108

With a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attention: Barry I. Grossman, Esq. and Sarah Williams, Esq.

Email: bigrossman@egsllp.com and swilliams@egsllp.com

21. Interpretation. The section headings in this Agreement have been inserted as a matter of reference and are not part of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular portion of this Agreement. As used in this Agreement, the term: (x) “business day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close or unable to open, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day; (y) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (z) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person.

(Signature Page, Exhibits A Follows)

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If the foregoing correctly sets forth our agreement with respect to the matters addressed herein, please so confirm by signing and returning one copy of this Agreement. Your signature below shall indicate the Company’s agreement to the terms hereof. We look forward to working with you.

Very truly yours,

MAXIM GROUP LLC

			By:	/s/ Eddie Grossman
				Name:	Eddie Grossman
				Title:	Managing Director

			By:	/s/ Ritesh M. Veera
				Name:	Ritesh M. Veera
				Title:	Co-Head, Investment Banking

Agreed to and accepted this __ day of July, 2025

RYVYL INC.

By:	/s/ George Oliva
	Name:	George Oliva
	Title:	Chief Financial Officer

(Exhibits A Follows)

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Exhibit A

INDEMNIFICATION PROVISIONS

Capitalized terms used in this Exhibit A shall have the meanings ascribed to such terms in the Agreement to which this Exhibit A is attached.

The Company agrees to indemnify and hold harmless Maxim and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Maxim’s acting for the Company, including, without limitation, any act or omission by Maxim in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and Maxim to which these indemnification provisions are attached and form a part (the “Agreement”), any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including any agency agreement), or the enforcement by Maxim of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Maxim by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.

These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”): Maxim, its present and former affiliated entities, managers, members, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder. An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the reasonable and documented fees, expenses and disbursements of such counsel shall be borne by the Company. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company’s written consent. The Company shall not, without the prior written consent of Maxim, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

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In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and its stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by Maxim in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by Maxim pursuant to the Agreement.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect. The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.

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Exhibit B

TARGET LIST